SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _______)

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☐	Soliciting Material pursuant to § 240.14a-11(c) or § 240.14a-12

Emclaire Financial Corp
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2018

Dear Shareholder:

At our Annual Meeting of Shareholders on April 25, 2018, we adjourned the vote with respect to the proposal to amend our Articles of Incorporation. To be approved, this proposal requires the affirmative vote of 80% of our outstanding common stock, which is a very high and difficult threshold to reach. At the time of the meeting, an overwhelming majority of shareholders had voted to approve the amendment. However, we had not yet attained the affirmative vote of 80% of the outstanding shares. Accordingly, the Board of Directors decided to adjourn the vote on the proposal to May 23, 2018 in order to extend the period for shareholders to consider and vote on the proposal. We are extending the voting period in our efforts to reach the 80% vote requirement.

As more fully described our proxy statement dated March 23, 2018, our Articles of Incorporation require a vote of 80% of the outstanding shares of common stock in order to approve a merger or similar transaction, without any exceptions, when the Corporation is not the surviving entity. We adjourned the meeting to continue soliciting votes because:

•	The Board of Directors believes that the current provision could impede the Corporation from completing a merger or sale of the Corporation in the future, even if such a transaction was favored by the Board and a majority of shareholders, which could then deny shareholders a premium on their shares; and

•	The amendment eliminates the supermajority vote requirement if the proposed merger or similar transaction is first approved by a majority of the Board of Directors, which the Board believes will discourage hostile takeovers and encourage an acquirer to negotiate with the Corporation.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL

If you have already voted and do not wish to change your vote, you do not need to do anything. If you have not voted, we ask that you vote (i) via the Internet at www.voteproxy.com by following the instructions contained on that website, (ii) by telephone at 1-800-776-9437, (iii) by completing and signing the enclosed proxy card and returning it promptly in the enclosed, postage prepaid, addressed envelope, or (iv) appearing at the reconvened annual meeting and voting in person. In the event that you have previously voted and wish to change your vote, you may revoke your proxy by (i) executing and returning a later-dated proxy or voting again via the Internet or telephone, (ii) delivering written notice of revocation to the Secretary of the Corporation, or (iii) voting in person at the reconvened annual meeting after giving written notice to the Secretary. Please note you only need to vote on proposal 2 to amend the Articles of Incorporation. The vote on the election of directors and the ratification of auditors has already been taken and closed.

Your vote is important regardless of the number of shares you own. If you have not already voted, please take a moment to vote for this proposal. Because of the required vote, abstentions and shares not voted, including broker non-votes, will have the same effect as a vote against the proposal.

If you have any questions, please call our proxy solicitor, Laurel Hill Advisory Group, LLC, toll-free at (888) 742-1305 or do not hesitate to call me personally at (844) 800-2193.

Very truly yours,

William C. Marsh
Chairman, President and
Chief Executive Officer